SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            -------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. 1)(1)

                               MBI Financial Inc.

                                (Name of Issuer)

                         Common Stock, Par Value $0.0167
        ------------------------------- --------------------------------
                         (Title of Class of Securities)

                                   82668A 10 8
          ----------------------------------------------- ------------
                                 (CUSIP NUMBER)

                                 March 25, 2008

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                   /   /   Rule 13d-1(b)
                   /X/     Rule 13d-1(c)
                  /   /    Rule 13d-1(d)

1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
        Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


--------------------------------------------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS: Matthew Kishlansky I.R.S. IDENTIFICATION NO.
    OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                        (a) |_|
                                                                                        (b) |_|
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION United States

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES   5.    SOLE VOTING POWER                                                                        0
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    6. SHARED VOTING POWER                                                                         0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    7. SOLE DISPOSITIVE POWER                                                                      0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER                                                                    0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                                   0

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                            0%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*                                                                                    IN
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


--------------------------------------------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS: Old Master Capital, LLC I.R.S. IDENTIFICATION
   NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                        (a) |_|
                                                                                        (b) |_|
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES   5. SOLE VOTING POWER                                                                           0
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    6. SHARED VOTING POWER                                                                         0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    7. SOLE DISPOSITIVE POWER                                                                      0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER                                                                    0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                                   0

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                             0%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*                                                                                     CO
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


--------------------------------------------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS: Old Master Giotto Fund Ltd. I.R.S.
    IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                        (a) |_|
                                                                                        (b) |_|
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES   5. SOLE VOTING POWER                                                                           0
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    6. SHARED VOTING POWER                                                                         0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    7. SOLE DISPOSITIVE POWER                                                                      0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER                                                                    0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                                   0

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                             0%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*                                                                                     CO
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


--------------------------------------------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS: Old Master Cimabue Holdings, Ltd I.R.S.
   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                        (a) |_|
                                                                                        (b) |_|
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES   5. SOLE VOTING POWER                                                                           0
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    6. SHARED VOTING POWER                                                                         0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    7. SOLE DISPOSITIVE POWER                                                                      0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER                                                                    0
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                                   0

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                             0%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*                                                                                     CO
--------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



Item 1(a).        Name of Issuer:

                           MBI Financial, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           1845 WOODALL RODGERS FRWY
                           SUITE 1225
                           DALLAS TX 75201

Item 2(a).        Name of Persons Filing:

                           Matthew Kishlansky
                           Old Master Capital, LLC
                           Old Master Giotto Fund Ltd.
                           Old Master Cimabue Holdings, Ltd.
                           (collectively, the "Reporting Persons")

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The principal business address of Old Master Capital, LLC and Matthew Kishlansky is:

                           152 West 57th Street 6th Floor
                           New York, New York  10038

                  The principal business address of Old Master Giotto Fund Ltd. is:

                           c/o Maricorp Services Ltd.
                           4th Floor, West Wind Building
                           70 Harbor Drive
                           PO Box 2075GT
                           George Town, Grand Cayman
                           Cayman Islands, British West Indies

                  The principal business address of Old Master Cimabue Holdings, Ltd. is:
                           c/o Maricorp Services Ltd.
                           4th Floor, West Wind Building
                           70 Harbor Drive
                           PO Box 2075GT
                           George Town, Grand Cayman
                           Cayman Islands, British West Indies

Item 2(c).        Citizenship:

                           Old Master Capital, LLC - United States of America Old Master Giotto Fund Ltd. - Cayman Islands
                           Old Master Cimabue Holdings, Ltd. -  Cayman Islands

Item 2(d).        Title of Class of Securities:

Common Stock, Par Value $0.0167

Item 2(e).        CUSIP Number:

                           82668A 10 8

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
                  Not Applicable

                      (a) [ ] Broker or dealer registered under Section 15 of
                              the Exchange Act;

                      (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                              Act;

                      (c) [ ] Insurance Company as defined in Section 3(a)(19)
                              of the Exchange Act;

                      (d) [ ] Investment Company registered under Section 8 of
                              the Investment Company Exchange Act;

                      (e) [ ] Investment Adviser in accordance with Rule
                              13d-1(b)(1)(ii)(E);

                      (f) [ ] Employee Benefit Plan or Endowment Fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

                      (g) [ ] Parent Holding Company or Control Person in
                              accordance with Rule 13d-1(b)(1)(ii)(G);

                      (h) [ ] Saving Association as defined in Section 3(b) of
                              The Federal Deposit Insurance Act;

                      (i) [ ] Church Plan that is excluded from the definition
                              of an Investment Company under Section 3(c)(14) of the Investment Company Act;

                      (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                                       7
Item 4.           Ownership.

                  A. Matthew Kishlansky

                  (a)  Amount beneficially owned:                                        0
                  (b)  Percent of Class:                                                 0%
                  (c)  Number of shares as to which such person has:
                  (i)  Sole power to vote or direct the vote:                            0
                  (ii) Shared power to vote or to direct the vote:                       0
                  (iii)Sole power to dispose or direct the disposition of:               0
                  (iv) Shared power to dispose or to direct the disposition of           0

                  B. Old Master Capital, LLC

                  (a) Amount beneficially owned:                                        0
                  (b) Percent of Class:                                                 0%
                  (c) Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                       0
                      (ii) Shared power to vote or to direct the vote:                  0
                      (iii)Sole power to dispose or direct the disposition of:          0
                      (iv) Shared power to dispose or to direct the disposition of      0


                  C. Old Master Giotto Fund Ltd.

                  (a) Amount beneficially owned:                                        0
                  (b) Percent of Class:                                                 0%
                  (c) Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                       0
                      (ii) Shared power to vote or to direct the vote:                  0
                      (iii)Sole power to dispose or direct the disposition of:          0
                      (iv) Shared power to dispose or to direct the disposition of      0


                  D. Old Master Cimabue Holdings, Ltd.

                  (a) Amount beneficially owned:                                        0
                  (b) Percent of Class:                                                 0%
                  (c) Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                       0
                      (ii) Shared power to vote or to direct the vote:                  0
                      (iii)Sole power to dispose or direct the disposition of:          0
                      (iv) Shared power to dispose or to direct the disposition of:     0


         Old Master Cimabue Holdings, Ltd. acquired warrants to purchase up to 1,720,595 shares of common stock of the Issuer on December 27, 2006. Old Master Giotto Fund Ltd. (the "Fund") owns 100% of the outstanding shares of Old Master Cimabue Holdings, Ltd. Old Master Capital, LLC is the investment manager of Old Master Giotto Fund Ltd. Matthew Kishlansky is the managing member of Old Master Capital, LLC. Pursuant to an agreement between the Fund and the Issuer related to the liquidation of the Fund, the warrants have been cancelled.

Item 5.           Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ X ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 25, 2008



                                                  /s/ Matthew Kishlansky
                                                      ----------------------
                                                      Matthew Kishlansky


                                                      OLD MASTER CAPITAL, LLC

                                                 By:  /s/ Matthew Kishlansky
                                                      ----------------------
                                                      Name: Matthew Kishlansky
                                                      Title: Managing Member


                                                 OLD MASTER GIOTTO FUND LTD.

                                                 By: /s/Aldo Ghisletta
                                                     -----------------------
                                                 Name: Aldo Ghisletta
                                                 Title: Director


                                                 OLD MASTER CIMABUE
                                                 HOLDINGS, LTD.
                                                 By:Old Master Giotto Fund Ltd.,
                                                 its director

                                                 By:/s/Aldo Ghisletta
                                                   --------------------
                                                 Name: Aldo Ghisletta
                                                 Title: Director









                                  EXHIBIT INDEX



Exhibits:

1. Joint Filing Agreement, dated March 25, 2008, among Matthew Kishlansky Old Master Capital, LLC, Old Master Giotto Fund Ltd. and Old Master Cimabue Holdings, Ltd.

                                   EXHIBIT 1


                             JOINT FILING AGREEMENT

         The undersigned hereby agree that this Amendment No 1 Statement on
Schedule 13G with respect to the beneficial ownership of shares of Common Stock of MBI Financial, Inc., is filed jointly, on behalf of each of them.

Dated:  March 25, 2008
                                                 /s/ Matthew Kishlansky
                                                 ---------------------------
                                                 Matthew Kishlansky


                                                OLD MASTER CAPITAL, LLC

                                                By: /s/ Matthew Kishlansky
                                                    _______________________

                                                Name: Matthew Kishlansky
                                                Title: Managing Member

                                                OLD MASTER GIOTTO FUND LTD.

                                                By: /s/Aldo Ghisletta
                                                    ------------------------
                                                Name: Aldo Ghisletta
                                                Title:Director

                                                OLD MASTER CIMABUE
                                                HOLDINGS, LTD.
                                                By: Old Master Giotto Fund Ltd.,
                                                its director

                                                By:/s/Aldo Ghisletta
                                                   -----------------
                                                Name: Aldo Ghisletta
                                                Title: Director